EXHIBIT 99.2

For Information
Brent A. Collins
303-861-8140
FOR IMMEDIATE RELEASE

ST. MARY PROVIDES INITIAL GUIDANCE FOR 2009 AND OPERATIONS UPDATE

•	Full year production guidance range of 101.0 to 104.0 BCFE

•	Company reiterates intention of investing at or within cash flow for exploration and development activities; current 2009 capital investment estimate is $341 million

•	First operated Haynesville shale well is drilled and will be completed in early March 2009

•	Operated test wells planned for Eagle Ford and Marcellus shales in 2009

DENVER, February 23, 2009 – St. Mary Land & Exploration Company (NYSE: SM) today provides the Company’s initial 2009 financial guidance and an update on planned operational activities for 2009.

MANAGEMENT COMMENTS

Tony Best, President and CEO, commented, “While the current financial environment is challenging for many companies, St. Mary enters 2009 on solid footing and with significant opportunities in front of us.  Our financial position is strong and we intend to maintain our financial strength by investing within cash flow this year.  In 2009 we plan to test some very exciting emerging resource plays that have the potential to grow value for St. Mary stockholders.”

2009 CAPITAL INVESTMENT PLAN

The Company currently is planning for a scenario similar to what was described in its press release of December 22, 2008.  Based on the Company’s current assumptions, the 2009 capital investments will be spent as shown in the following table:

2009 Exploration & Development Capital
($ in millions)
Haynesville, Eagle Ford & Marcellus testing	$80

Development activity
Woodford shale	38
Cotton Valley & James Lime	28
Wolfberry	22
Other	44

Other exploration	8

Land & Seismic	56
Overhead & Facilities	65
TOTAL	$341

OPERATIONAL UPDATE

By the end of February 2009, St. Mary plans to have seven operated drilling rigs running.  This is a decrease from the peak of 16 rigs reached in mid-2008.  The Rocky Mountain, ArkLaTex, and Permian regions each currently have one operated rig running, with the remainder of the rigs operating in the Mid-Continent region.  St. Mary plans to operate an average of six rigs company-wide in 2009.  Two operated rigs in the Mid-Continent region will focus on drilling horizontal Woodford shale and deep Springer wells in the Arkoma and Anadarko basins, respectively, and one operated rig is scheduled for the Rocky Mountain region.  The Permian Basin region will have one operated rig running intermittently throughout 2009.  In its emerging shale plays, the Company’s activity will average one to two operated rigs between the Haynesville shale, the Eagle Ford shale, and the Marcellus shale programs.

In the Haynesville shale, St. Mary has reached total depth on it first operated horizontal Haynesville well.  The Johnson Trust 1-2 well (SM 90% WI), located in the Spider Field in De Soto Parish, Louisiana, was drilled to an approximate measured depth of 15,100 feet and has a lateral length of roughly 3,300 feet.  The well is scheduled to be completed in early March due to a delay related to the sourcing of proppant after the Company revised its original stimulation design.  St. Mary’s current completion design calls for a ten stage, slick water fracture stimulation using slightly under three million pounds of premium resin coated sand.  The next planned well in the Haynesville is expected to be in Shelby County, Texas, where the Company has a sizeable acreage position.  St. Mary has approximately 50,000 net acres that are prospective for the Haynesville shale in East Texas and northern Louisiana.

In addition to the Haynesville, a major focus in 2009 is testing the potential of the other emerging shale plays to which the Company is exposed.   Plans are to drill the first operated horizontal well in the Eagle Ford shale in the second quarter of 2009 and the first operated Marcellus shale well early in the third quarter.  St. Mary has exposure to approximately 210,000 and 43,000 net acres in the Eagle Ford and Marcellus shales, respectively, assuming all of the acreage is earned.

PERFORMANCE GUIDANCE UPDATE

The Company’s guidance for the first quarter and the full year of 2009 is as follows:

	1st Quarter	Full Year
Oil and gas production	26.5 – 28.0 BCFE	101.0 – 104.0 BCFE
Lease operating expense	$1.50 – $1.55/MCFE	$1.57 – $1.62/MCFE
Transportation expense	$0.20 – $0.25/MCFE	$0.20 – $0.25/MCFE
Production taxes	$0.28 – $0.33/MCFE	$0.34 – $0.39/MCFE
General and admin. – cash	$0.68 – $0.73/MCFE	$0.75 – $0.83/MCFE
General and admin. – non-cash	$0.07 – $0.09/MCFE	$0.08 – $0.12/MCFE
Depreciation, depletion, & amort.	$2.60 – $2.80/MCFE	$2.60 – $2.80/MCFE

Production – St. Mary currently expects that production will decrease sequentially each quarter in 2009 as a result of the Company’s decreased level of drilling activity during the second half of 2008 and the first half of 2009.  The Company maintains that deferring additional investment for development drilling is appropriate in the current highly deflationary industry cost environment in order to improve returns on invested capital.

For comparative purposes, it should be noted that quarterly sequential production throughout 2008 from Judge Digby Field was 1.2 BCFE, 1.1 BCFE, 0.7 BCFE, and 0.8 BCFE for the first through fourth quarters, respectively.  As previously disclosed, these assets were exchanged in late 2008 for cash and an increased interest in the

Company’s operated Sweetie Peck tight oil assets.  The 2008 production impact related to the additional interest at Sweetie Peck was immaterial.

The guidance above does not include any production volume impact from future acquisitions or divestitures.

Lease operating expense – Lease operating expense for the first quarter is anticipated to be down slightly on a sequential basis from the fourth quarter of 2008.  While absolute quarterly dollars for lease operating expense are expected to be flat throughout 2009, per unit cost will increase as a result of declining production.  St. Mary anticipates there could be some softening in pricing in future quarters in the oilfield services industry as a result of the ongoing pull back in activity levels across the exploration and production sector; however, aggressive pricing reductions have not been assumed in this guidance.

Production taxes – On a sequential basis, production taxes are anticipated to increase each quarter in 2009 in absolute terms and on a per unit basis.  This is a function of the Company’s current forecast that commodity prices will increase more quickly than the anticipated decline in production.

General and administrative expense – Year over year, St. Mary currently expects to incur approximately $10 million more in general and administrative expense in 2009 compared to 2008.  In absolute dollars, G&A on a quarterly basis is expected to increase slightly throughout 2009 while it will increase more quickly on a per unit basis as a result of declining production throughout the year.  Commodity prices are currently forecast to be higher in the second half of 2009, which increases expenses that are tied to profitability and cash flow.

The following items are the key drivers of the projected G&A increase year over year:

•	As a result of hiring done throughout 2008, the Company anticipates having a higher average employee headcount in 2009 versus 2008.
•
Estimates for incentive compensation, including stock compensation, in 2009 currently assume meeting specified targets; certain performance targets for 2008 were not met, which resulted in lower incentive compensation payouts for the year.

•	Offsetting the increases above are lower projected Net Profit Plan payments tied to the Company’s net cash flow, which assumes lower production and commodity prices in 2009.

St. Mary’s general and administrative expenses can be highly volatile, since significant portions of the Company’s general and administrative cost structure are directly or indirectly related to commodity prices.

Depreciation, depletion, and amortization expense – St. Mary is expecting DD&A to be lower in 2009 compared to 2008 as a result of the non-cash impairments recognized in the fourth quarter of 2008 that decreased the depreciable book value of the Company’s properties.

Interest expense – As a result of the adoption of a new accounting pronouncement, the Company will be required to separately account for the liability and equity components of the Company’s 3.50% Senior Convertible Notes since those notes may be settled in cash.  As a result, St. Mary will retrospectively record a debt discount and an increase to additional paid in capital in the Company’s consolidated balance sheets to reflect the value of the equity option in these notes.

The Company will recognize an additional $2.1 million of non-cash interest expense each quarter due to the amortization of the debt discount through the date at which the notes can first be called.

Income taxes – The Company estimates that its effective tax rate will be approximately 37% in the first quarter.  For the full year period, the effective tax rate is expected to be 37%.  Based on its current forecast, St. Mary does not anticipate it will pay cash taxes in 2009.

Hedging update – Below is an updated summary hedging schedule for the Company.  All the prices in the table have been converted to an average NYMEX equivalent for ease of comparison using quality and transportation differentials as of December 31, 2008.  No hedges have been added between the end of the fourth quarter of 2008 and the date of this release.  All of the oil trades are settled against NYMEX.  The gas contracts settle against regional delivery points that correspond with the Company’s production areas, thereby reducing basis risk.  Approximately 50% and 53% of the Company’s estimated oil and natural gas production, respectively, have been hedged for 2009.  For detailed schedules on the Company’s hedging program, please refer to the Company’s Form 10-K for the quarter ended December 31, 2008, which is expected to be filed with the Securities and Exchange Commission on February 24, 2009.

Oil Swaps - NYMEX Equivalent			Oil Collars - NYMEX Equivalent

					Floor	Ceiling
	Bbls	$/Bbl		Bbls	$/Bbl	$/Bbl
2009			2009
Q1	411,000	$71.66	Q1	376,500	$50.00	$67.31
Q2	401,000	$71.65	Q2	380,500	$50.00	$67.31
Q3	389,000	$71.59	Q3	384,500	$50.00	$67.31
Q4	369,000	$71.67	Q4	384,500	$50.00	$67.31
2010	1,239,000	$66.47	2010	1,367,500	$50.00	$64.91
2011	1,032,000	$65.36	2011	1,236,000	$50.00	$63.70

Natural Gas Swaps - NYMEX Equivalent			Natural Gas Collars - NYMEX Equivalent

					Floor	Ceiling
	MMBTU	$/MMBTU		MMBTU	$/MMBTU	$/MMBTU
2009			2009
Q1	6,230,000	$10.06	Q1	2,265,000	$6.50	$10.50
Q2	6,420,000	$8.50	Q2	2,275,000	$6.65	$10.64
Q3	4,170,000	$8.37	Q3	2,285,000	$6.32	$10.31
Q4	3,600,000	$9.03	Q4	2,285,000	$6.54	$10.54
2010	8,730,000	$8.59	2010	7,825,000	$6.44	$8.73
2011	1,240,000	$7.77	2011	6,625,000	$6.38	$7.61

Natural Gas Liquids* Swaps - Mont. Belvieu

	Bbls	$/Bbl
2009
Q1	263,624	$41.47
Q2	262,476	$41.53
Q3	217,617	$41.46
Q4	70,015	$45.95
2010	139,724	$49.59
2011	19,643	$49.01

* Volumes and revenues associated with natural gas liquids are reported as wet gas in the Company's financial and operating results.

INFORMATION ABOUT FORWARD LOOKING STATEMENTS

This release contains forward looking statements within the meaning of securities laws, including forecasts and projections.  The words “will,” “believe,” “budget,” “anticipate,” “plan,” “intend,” “estimate,” “forecast,” “expect,” and similar expressions are intended to identify forward looking statements.  These statements involve known and unknown risks, which may cause St. Mary’s actual results to differ materially from results expressed or implied by the forward looking statements.  These risks include such factors as the volatility and level of oil and natural gas prices, the uncertain nature of the expected benefits from the acquisition and divestiture of oil and gas properties, uncertainties inherent in projecting future rates of production from drilling activities and acquisitions, the ability of purchasers of production to pay for those sales, the availability of debt and equity financing, the ability of the banks in the Company’s credit facility to fund requested borrowings, the ability of hedge counterparties to settle hedges in favor of the Company, the imprecise nature of estimating oil and gas reserves, the availability of additional economically attractive exploration, development, and property acquisition opportunities for future growth and any necessary financings, unexpected drilling conditions and results, unsuccessful exploration and development drilling, drilling and operating service availability, the risks associated with the Company’s hedging strategy, and other such matters discussed in the “Risk Factors” section of St. Mary’s 2008 Annual Report on Form 10-K, which is scheduled to be filed on or about February 24, 2009.  Although St. Mary may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.